UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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OXiGENE, Inc.

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230 THIRD AVENUE
WALTHAM, MASSACHUSETTS 02451

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, JUNE 13, 2007

TO OUR STOCKHOLDERS:

Please take notice that the 2007 Annual Meeting of stockholders of OXiGENE, Inc., a Delaware corporation, will be held on Wednesday, June 13, 2007, at 11:00 a.m., local time, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., located at One Financial Center, Boston, MA 02111, for the following purposes:

1. To elect seven members to the Board of Directors to hold office until the 2008 annual meeting of stockholders and until their successors are duly elected and qualified; and

2. To transact such other business as may be properly brought before the Annual Meeting and any adjournments thereof.

The Board of Directors has fixed the close of business on April 20, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. A list of stockholders of record will be available at the meeting and, during the 10 days prior to the meeting, at the office of the Secretary at the above address.

All stockholders are cordially invited to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, you are requested to complete, sign, date and return the enclosed proxy card as soon as possible in accordance with the instructions on the proxy card. A pre-addressed, postage prepaid return envelope is enclosed for your convenience.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Richard Chin

Richard Chin, M.D.
President and Chief Executive Officer

April 27, 2007

230 THIRD AVENUE
WALTHAM, MASSACHUSETTS 02451
(781) 547-5900

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
WEDNESDAY, JUNE 13, 2007

We have sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the 2007 Annual Meeting of stockholders and any adjournments of the Annual Meeting. This Proxy Statement summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. Instead, you may vote your shares by marking, signing, dating and returning the enclosed proxy card. This Proxy Statement and the proxy card were first mailed to stockholders on or about May 11, 2007.

Who Can Vote.  Record holders of our common stock at the close of business on the record date, April 20, 2007, may vote at the Annual Meeting. On the record date, approximately 90 record holders held 28,424,998 shares of our outstanding common stock. Holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders.

How You Can Vote.  You can only vote your shares if you are either present in person or represented by proxy at the Annual Meeting. Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote. If you properly fill in your proxy card and send it to us in time, the “proxy” (one of the individuals named on the proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, the proxy will vote your shares as recommended by the Board of Directors.

Recommendation of the Board of Directors.  The Board of Directors recommends that you vote “FOR” the election of the seven (7) director nominees.

If any other matter is properly presented, the proxy holders will vote your shares in accordance with their best judgment. At the time this Proxy Statement was printed, we knew of no matters that needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

Revocation of Proxies.  If you return your proxy card, you may revoke your proxy at any time before it is exercised. You may revoke your proxy in any one of the following ways:

•	by voting in person at the Annual Meeting;

•	by delivering a written notice of revocation dated after the date of the proxy card to our principal offices at 230 Third Avenue, Waltham, Massachusetts 02451, Attention — Secretary; or

•	by timely delivering another proxy card dated after the date of the proxy card that you wish to revoke.

Voting in Person.  If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on April 20, 2007, the record date for determining who is entitled to vote.

Required Votes.  The nominees for director who receive the most votes (also known as a “plurality” of the votes) will be elected.

Broker Non-Votes, Withholdings and Abstentions.

•	Broker Non-Votes: If your broker holds your shares in its name and cannot vote your shares on a particular matter because the broker does not have instructions from you or discretionary voting authority on that matter, this is referred to as a “broker non-vote.” Broker non-votes will have no effect on the results of the vote. Your broker will be entitled to vote your shares on Proposal 1.

•	Withholdings: Withholding authority to vote for a nominee for director will have no effect on the results of the vote for directors.

•	Abstentions: Abstentions are not counted for purposes of electing directors.

Quorum.  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the Annual Meeting. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Householding of Annual Disclosure Documents.

In December 2000, the Securities and Exchange Commission adopted a rule concerning the delivery of annual disclosure documents. The rule allows us or your broker to send a single set of our annual report and proxy statement to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and OXiGENE. It reduces the volume of duplicate information received at your household and helps to reduce OXiGENE’s expenses. The rule applies to our annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each stockholder will continue to receive a separate proxy card or voting instruction card.

If your household received a single set of disclosure documents this year, but you would prefer to receive your own copy, please contact our transfer agent, American Stock Transfer & Trust Company, by calling their toll free number, 1-800-937-5449.

If you do not wish to participate in “householding” and would like to receive your own set of OXiGENE annual disclosure documents in future years, follow the instructions described below. Conversely, if you share an address with another OXiGENE stockholder and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions:

•	If your OXiGENE shares are registered in your own name, please contact our transfer agent, American Stock Transfer & Trust Company, and inform them of your request by calling them at 1-800-937-5449 or writing to them at 6201 15th Avenue, Brooklyn, NY 11219.

•	If a broker or other nominee holds your OXiGENE shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

Throughout this Proxy Statement, the terms “OXiGENE,” “WE,” “US,” “OUR” or “COMPANY” mean OXiGENE, Inc.

PROPOSAL 1 — ELECTION OF DIRECTORS

Information concerning the nominees for election to the Board of Directors is set forth below. Each nominee for election to the Board of Directors has consented to being named as a nominee and has agreed to serve if elected. If elected, each director would serve for a one-year term, expiring at the 2008 annual meeting of stockholders and until his successor is elected. We will vote your shares as you specify on your proxy card. If you sign, date and return the proxy card but do not specify how you want your shares voted, we will vote them FOR the election of the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares FOR that other person. If we do not name a substitute nominee, the size of the Board of Directors will be reduced. We are not aware of any circumstances that would render any nominee for director unavailable.

Our Board of Directors currently consists of seven members, including four members who are “Non-Employee Directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Under our by-laws, the number of members of our Board of Directors is fixed from time to time by the Board of Directors, and directors serve in office until the next annual meeting of stockholders and until their successors have been elected and qualified. The Board of Directors has set the size of the Board of Directors at seven, effective as of the Annual Meeting, and nominated Messrs. Joel-Tomas Citron, David Chaplin, Richard Chin, Arthur B. Laffer, Per-Olof Söderberg, William N. Shiebler and J. Richard Zecher for election at the Annual Meeting. The seven nominees include four members who qualify as independent directors under the rules of the Nasdaq Stock Market. A plurality of the shares voted affirmatively at the Annual Meeting is required to elect each nominee as a director.

Each nominee for election to the Board of Directors is currently serving as a director. The following information with respect to each nominee has been furnished to us by that nominee. The ages of the nominees are as of March 30, 2007. We currently employ Messrs. Citron, Chaplin and Chin.

JOEL-TOMAS CITRON

Age:	44

Director Since:	2000; Chairman of the Board since December 2001

Principal Occupation:	Mr. Citron is President and Chief Executive Officer of Jovian Holdings Inc.

Business Experience:	Mr. Citron has served as President and Chief Executive Officer of Jovian Holdings Inc. since 2002. Mr. Citron is also the Managing Partner of Jove Partners L.L.P., an investment partnership. Mr. Citron served as the Chairman of Provide Commerce, Inc., a San Diego-based company, from 2001 to 2006. From 1998 to 2001 he was Vice Chairman, President and Chief Executive Officer of Miami-based MasTec, Inc. Mr. Citron served as Chairman of the Board and President of Proventus Inc., and was a Senior Executive of Proventus AB, a large international investment company based in Stockholm, Sweden, and New York from 1992 to 1998. Mr. Citron currently serves as chairman or director of several privately held companies.

DAVID CHAPLIN, Ph.D.

Age:	51

Director Since:	2005; Vice Chairman of the Board since December 2005

Principal Occupation:	Dr. Chaplin has served as our Chief Scientific Officer and Head of Research and Development since July 2000.

Business Experience:	From 1999 to 2000, Dr. Chaplin served as Vice President of Oncology at Aventis Pharma in Paris. Prior to the merger of Rhone Poulenc Rorer (“RPR”) with Hoechst Marion Roussell, Dr. Chaplin was Senior Director of Oncology at RPR from 1998 to 1999. From 1992 to 1998, Dr. Chaplin headed up the Cancer Research Campaign’s (“CRC”) Tumor Microcirculation Group, based at the Gray Laboratory Cancer Research Trust, Mount Vernon Hospital, London. During this time, he was also a member of the CRC Phase I/ II clinical trials committee. Dr. Chaplin also served as Section Head of Cancer Biology at Xenova in the U.K. from 1990 to 1992, and held a senior staff appointment at the British Columbia Cancer Research Centre from 1982 to 1990.

RICHARD CHIN, M.D.

Age:	40

Director Since:	2005

Principal Occupation:	Dr. Chin has served as our President and Chief Executive Officer since July 2006.

Business Experience:	Prior to joining OXiGENE, Dr. Chin had served as Senior Vice President and Head of Global Development for Elan Corporation, plc since May 2005 and served as Senior Vice President and Head of Global Medical Affairs of Elan from June 2004 until May 2005. As Senior Vice President and Head of Global Development for Elan Corporation, Dr. Chin had worldwide responsibility for Clinical Development, Regulatory, Biostatistics, CMC, QA/Compliance, Safety and Medical Affairs. Prior to June 2004, Dr. Chin served in various clinical and scientific roles of increasing responsibility for Genentech, Inc. between March 1999 and June 2004, and ultimately served as the company’s Group Director and Head of Clinical Research, Biotherapeutics Unit. While at Genentech, Dr. Chin oversaw approximately 50% of the Phase I through Phase IV clinical trials. He played leadership roles on multiple projects, including Genetech’s anti-VEGF antibody, Lucentis, and served as Team Leader for Avastin® Non-Oncology Teams. Dr. Chin began his career in pharmaceuticals in July 1997 at Procter and Gamble Pharmaceuticals where he served as Associate Medical Director. Dr. Chin holds a Medical Degree from Harvard Medical School. He received a Masters degree and Bachelor of Arts degree in Law with honors from Oxford University, England under a Rhodes Scholarship. He graduated with a Bachelor of Arts in Biology, magna cum laude, from Harvard University. Dr. Chin is a Diplomate, American Board of Internal Medicine and is licensed to practice medicine in California.

Other Directorships:	Dr. Chin currently serves on the Advisory Board of Genmedica, located in Barcelona, Spain.

ARTHUR B. LAFFER, PH.D.

Age:	66

Director Since:	1998

Principal Occupation:	Dr. Laffer has been the Chairman and Chief Executive Officer of Laffer Associates, an economic research and financial consulting firm, since 1979. Dr. Laffer is also a co-founder, Chairman and Chief Executive Officer of Laffer Advisers, Inc., a broker dealer, since 1981, and a co-founder, Chairman and Chief Executive Officer of Laffer Investments, an institutional money management firm, since 1999.

Business Experience:	From 1981 to 1989, Dr. Laffer was a member of President Ronald Reagan’s Economic Policy Advisory Board. Dr. Laffer was a member of the Policy Committee and the Board of Directors of the American Council for Capital Formation in Washington, D.C. He was a Distinguished University Professor at Pepperdine University, and a member of Pepperdine’s Board of Directors. From 1976 to 1984, Dr. Laffer was the Charles B. Thornton Professor of Business Economics at the University of Southern California. From 1970 to 1976, Dr. Laffer was an Associate Professor of Business Economics at the University of Chicago. From 1972 to 1977, Dr. Laffer was a consultant to the Secretaries of Treasury and Defense. From October 1970 to July 1972, Dr. Laffer was the First Chief Economist at the Office of Management and Budget under George Shultz, while on leave of absence from the University of Chicago.

Other Directorships:	Dr. Laffer serves on the board of directors or board of advisors of numerous public and private companies, including MPS Group, Inc. (public), Nicholas Applegate Growth Equity Fund (public 40 Act company) and William Lyon Homes.

PER-OLOF SÖDERBERG

Age:	51

Director Since:	1997

Principal Occupation:	Mr. Söderberg is Chairman and co-owner of Söderberg & Partners, a financial services company specializing in pension money consulting and insurance brokerage in the Scandinavian market.

Business Experience:	Mr. Söderberg holds a Masters degree from Stockholm’s School of Economics and an MBA from INSEAD, France. Mr. Söderberg has twenty-five years business experience as a board member of several companies and as an investor, but also with wholesale and trading companies located in Scandinavia. Prior to founding Söderberg & Partners in 2004, Mr. Söderberg was President of Dahl International for fifteen years, a company which has grown from a local wholesaler to the leading wholesaler in its area with over 250 affiliates in Denmark, Norway, Poland, Sweden, Estonia and Finland.

Other Directorships:	Mr. Söderberg serves as a director of RATOS, a private equity company publicly listed in Stockholm; Dahl International, a leading building material wholesaler; Skandia Investment, a private equity small cap fund in Scandinavia; and a board member of the Stockholm School of Economics.

WILLIAM N. SHIEBLER

Age:	65

Director Since:	2002

Principal Occupation:	Mr. Shiebler is a principal in two family investment businesses — Tree Tops Investment LLC and Tree Tops Corporation LLC.

Business Experience:	From March 2002 to January 2007, Mr. Shiebler was the Advisory Vice Chairman and CEO of the Americas of Deutsche Asset Management, the asset arm of Deutsche Bank. Prior to joining Deutsche Bank, Mr. Shiebler was the President and CEO of Putnam Mutual Funds and prior to that he was President and COO of Dean Witter’s Intercapital Division.

Other Directorships:	Mr. Shiebler is a Director of Attensity Corp. (private) as well as an advisory board member of several corporations. Mr. Shiebler is currently chairman of the Park City Center for Public Policy, and a Trustee of the U.S. Ski and Snowboard Team Foundation, among other charitable and community organizations. Previously, Mr. Shiebler was a trustee or director of a number of other corporate and community organizations, including the Salt Lake Olympic Committee and Kean University. Mr. Shiebler was also a member of the Presidential Commission on Medicaid.

J. RICHARD ZECHER, PH.D.

Age:	66

Principal Occupation:	Dr. Zecher is a founder of Investor Analytics, an Internet-based risk management system that supports portfolio managers, and the Head of the Investor Analytics Institute, the research arm of Investor Analytics. Dr. Zecher also co-founded Sutton Asset Management, a global macroeconomic hedge fund.

Business Experience:	Prior to founding Sutton Asset Management and Investor Analytics, Dr. Zecher was President and CEO of UBS Asset Management, Inc., and of its predecessor, Chase Investors Management Corporation. From 1986 to 1990, Dr. Zecher held the positions of Treasurer and Global Risk Manager at the Chase Manhattan Bank, and from 1981 to 1986 he was the Chief Economist at Chase. He served as a Public Director on the Chicago Board Options Exchange from 1979 through 1997, and was Chairman of its Audit Committee from 1988 through 1997.

Other Directorships:	Dr. Zecher is the Chairman of the Board of Queensboro Management, Limited and a board member of Investor Analytics LLC, Sutton Asset Management LLC and Delaware Mutual Funds.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION TO THE BOARD OF DIRECTORS OF EACH DIRECTOR NOMINEE NAMED ABOVE, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF THE ELECTION UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

BOARD AND COMMITTEE MEETINGS

During 2006, the Board of Directors held three meetings. In addition, the Board of Directors has established three committees whose functions and current members are noted below. The Audit Committee, the Compensation Committee and the Nominating and Governance Committee (collectively, the “Board Committees”) are committees of the Board of Directors and consist solely of members of the Board of Directors. The Board Committees met a total of eight times in 2006. Each incumbent director attended 75% or more of the aggregate number of meetings of the Board of Directors and Board Committees on which he served during 2006. The Board has also adopted a policy under which each member of the Board is required to make every effort to attend each annual meeting of our stockholders. All of our directors attended our annual meeting of stockholders in 2006.

Our Board has determined that the following members of the Board qualify as independent under the definition promulgated by the Nasdaq Stock Market (“Nasdaq”): Messrs. Arthur B. Laffer, William N. Shiebler, Per-Olof Söderberg and J. Richard Zecher.

Audit Committee.  The Audit Committee consists of Messrs. William N. Shiebler, Per-Olof Söderberg, J. Richard Zecher and Arthur B. Laffer (Chairman). During 2006, the Audit Committee held five meetings. Our Audit Committee has the authority to retain and terminate the services of our independent registered public accounting firm, reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. The Board has determined that Dr. Laffer is an “audit committee financial expert,” as the Securities and Exchange Commission has defined that term in Item 401 of Regulation S-K. The Board of Directors has adopted a charter for the Audit Committee, which is reviewed and reassessed annually by the Audit Committee. A copy of the Audit Committee’s written charter is publicly available on our website at www.oxigene.com.

Securities and Exchange Commission rules require that we disclose our compliance with Nasdaq listing standards regarding the independence of our Audit Committee members and inclusion in the Audit Committee of any non-independent director. Currently, all of our Audit Committee members are independent as defined under Nasdaq listing standards. Please also see the Audit Committee Report set forth on page 17 of this Proxy Statement.

Compensation Committee.  The Compensation Committee consists of Messrs. Arthur B. Laffer (Chairman), William N. Shiebler and J. Richard Zecher. During 2006, the Compensation Committee held three meetings. The Compensation Committee makes recommendations to the Board of Directors regarding the compensation philosophy and compensation guidelines for our executives, the role and performance of our executive officers, appropriate compensation levels for our Chief Executive Officer, which are determined without the Chief Executive Officer present, and other executives based on a comparative review of compensation practices of similarly situated businesses. The Compensation Committee also makes recommendations to the Board regarding the design and implementation of our compensation plans and the establishment of criteria and the approval of performance results relative to our incentive plans. The Compensation Committee has adopted the following processes and procedures for the consideration and determination of executive and director compensation. Each year, the Compensation Committee reviews and assesses the three main components of each named executive officer’s compensation: base salary, incentive compensation and equity compensation. Adjustments to base salary are generally only made when there has been a change in the scope of the responsibilities of the named executive officer or when, based on a review of the base salary component of executive officers in companies of a similar size and stage of development, the Committee members believe that an adjustment is warranted in order to remain competitive. Each year, the executive management of the Company determines and agrees with the Compensation Committee on its corporate goals and objectives for the ensuing year. At the end of each year, the attainment of each objective is assessed and incentive awards are made to each executive based on his contribution to achieving the objectives and at a percentage of base salary outlined in the executive’s employment agreement. In addition, equity compensation is reviewed annually. Awards are made based on either provisions of an executive’s employment agreement, or an assessment of each executive’s equity compensation position relative to the other executives. Please also see “Compensation Discussion and Analysis,” set forth on pages 11-14 of this Proxy Statement and Compensation Committee Report, set forth on pages 14 of this Proxy

Statement. All members of the Compensation Committee qualify as independent under the definition promulgated by Nasdaq. A copy of the Compensation Committee’s written charter is publicly available on our website at www.oxigene.com.

Nominating and Governance Committee.  The Nominating and Governance Committee consists of Messrs. William N. Shiebler (Chairman), Per-Olof Söderberg and Arthur B. Laffer. During 2006, the Nominating and Governance Committee did not hold any meetings. This committee’s role is to make recommendations to the full Board as to the size and composition of the Board and to make recommendations as to particular nominees. All members of the Nominating and Governance Committee qualify as independent under the definition promulgated by Nasdaq. The Nominating and Governance Committee may consider candidates recommended by stockholders, as well as from other sources, such as current directors or officers, third-party search firms or other appropriate sources. For all potential candidates, the Nominating and Governance Committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the Board, and concern for the long-term interests of the stockholders. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate to be considered for election as a director at the 2008 annual meeting of stockholders using the procedures set forth in the Company’s By-laws, it must follow the procedures described below in “Stockholder Proposals and Nominations for Director.” If a stockholder wishes simply to propose a candidate for consideration as a nominee by the Nominating and Governance Committee, it should submit any pertinent information regarding the candidate to the Chairman of the Nominating and Governance Committee by mail at OXiGENE, Inc., 230 Third Avenue, Waltham, Massachusetts 02451. A copy of the Nominating and Governance Committee’s written charter is publicly available on our website at www.oxigene.com.

Compensation Committee Interlocks and Insider Participation.  Our Compensation Committee consists of Messrs. Arthur B. Laffer (Chairman), William N. Shiebler and J. Richard Zecher. None of these directors are or have been employed by us.

Stockholder Communications to the Board

Generally, stockholders who have questions or concerns should contact our Investor Relations department at 781-547-5900. However, any stockholders who wish to address questions regarding our business directly with the Board of Directors, or any individual director, should submit his or her questions to the appropriate director using the contact information and instructions for this purpose set forth on the Company’s website at www.oxigene.com. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the Board may be excluded, such as:

•	junk mail and mass mailings

•	resumes and other forms of job inquiries

•	surveys

•	solicitations or advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any outside director upon request.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors and executive officers, and persons who own more than 10% of our common stock to file with the Securities and Exchange Commission and us initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock and other of our equity securities. For these purposes, the term “other equity securities” would include options granted under our 2005 Stock Plan. To our knowledge, based solely on a review of the forms and written representations received by us from our Section 16 reporting persons, during the fiscal year ended December 31, 2006 all Section 16(a) filing requirements applicable to the reporting persons were properly and timely satisfied, except that one report, covering three transactions, was filed late by Dr. Zecher.

EXECUTIVE OFFICERS OF THE COMPANY

See above for biographical information pertaining to Joel-Tomas Citron, our Chairman, David Chaplin, our Vice Chairman, Chief Scientific Officer and Head of Research and Development, and Richard Chin, our President and Chief Executive Officer.

John A. Kollins, 44, was appointed as our Senior Vice President and Chief Business Officer in March 2007. Mr. Kollins has nearly 20 years of pharmaceutical and biotechnology industry experience, specifically in strategic marketing, new product development and business development. Prior to joining OXiGENE, Mr. Kollins had been an independent consultant since February 2005. His clients have included GRT Capital Partners, LLC’s health care fund, GRT Health Care, LP, Entelos, Inc., CovX and several other private and publicly-held biopharmaceutical companies. From October 2004 until February 2005, he was the Chief Business Officer at CovX Research LLC, a biotechnology company, of San Diego, CA. Mr. Kollins has served as an advisor to CovX since February 2005 and is currently the chairman of CovX’s external advisory board. From January 2003 until January 2004, he served as the Vice President, Business Development at Renovis, Inc., a biotechnology company located in South San Francisco, CA, and was a consultant to Renovis from January 2004 through October 2004. He also served as Vice President, Business Development at SurroMed, Inc., in Mountain View, California, from April 2000 through July 2002, and as an advisor to the Chief Executive Officer of SurroMed from July 2002 through January 2003. He started his career as a Product Manager with Immunex Corporation and held roles in marketing and business development at Elan Pharmaceuticals, Inc. and Athena Neurosciences, Inc., which was acquired by Elan. Mr. Kollins graduated from Duke University with a B.S.E. (Mechanical Engineering and Materials Science) degree and earned his M.B.A. at the University of Virginia’s Darden Graduate School of Business.

Dr. Peter Harris, 63, was appointed as our Chief Medical Officer in June 2006. Prior to joining OXiGENE, from July 2001 until May 2006, Dr. Harris served as a Development Director for KuDOS Pharmaceuticals, now a wholly-owned subsidiary of AstraZeneca (LSE, NYSE and OMX: AZN), one of the world’s leading pharmaceutical companies. In this role, Dr. Harris was responsible for initiating, managing and directing the pre-clinical and clinical development functions of that company, including those for several small-molecule therapeutic candidates for a variety of oncology indications. Under Dr. Harris’ direction, KuDOS advanced several oncology drug candidates from discovery to Phase II clinical trials, which ultimately led to that company’s purchase in 2006 by AstraZeneca. Dr. Harris previously served as Director, Clinical Research Europe for Amgen Ltd (NASDAQ: AMGN), from 1992 to 1994, where he established and implemented Amgen’s European product development strategy, including assessing potential in-license product candidates. Dr. Harris also held roles of increasing responsibility at Roche Products Ltd, from 1978 to 1985, including Head of Drug Safety and Head of Medical Affairs, where he oversaw all clinical pharmacology, research, regulatory affairs and biostatistics functions for Roche. Dr. Harris’ career also includes tenures as Head of Medical Affairs for ICI Pharmaceuticals (which later became Zeneca), from 1987 to 1992, where he managed the design and analysis of more than 200 clinical trials annually, from Phase I to Phase IV; Medical Director for Revlon Healthcare, from 1985 to 1987, where he directed all regulatory initiatives and oversaw a successful new product introduction across Europe; and Medical Director for COBRA Therapeutics, an oncology and therapeutic vaccines company, from 1994 to 2001. Dr. Harris holds a Bachelor of Science degree with honors from the University of London, as well as a Bachelor of Medicine/Bachelor of Surgery degree from The Royal London Hospital Medical School at the University of London. He also holds a Diploma in Pharmaceutical Medicine from the Royal College of Physicians. He is a Fellow of the Faculty of Pharmaceutical Medicine of the Royal College of Physicians where he is a Senior Specialty Advisor, and Fellow of the Royal Society of Medicine, London.

James B. Murphy, 50, was appointed as our Vice President and Chief Financial Officer in March 2004. From 2001 until May 2003, Mr. Murphy was Vice President of Finance for Whatman Inc., of Marlborough, Massachusetts, a subsidiary of U.K.-based Whatman plc (LSE: WHM), a publicly traded manufacturer of filtration and separation products for the pharmaceutical industry. From 1994 through 2001, Mr. Murphy worked at HemaSure (NASDAQ: HMSR), a spin-off of Sepracor, Inc., serving as the company’s Senior Vice President of Finance and Administration, and later as Senior Vice President and Chief Financial Officer. From 1990 to 1994, he was Corporate Controller at Sepracor (NASDAQ: SEPR), a diversified pharmaceutical, medical device and biotechnology products company based in Marlborough, Massachusetts. Mr. Murphy holds a B.A. in economics and accounting from the College of the Holy Cross and is registered as a Certified Public Accountant.

COMPENSATION DISCUSSION AND ANALYSIS

We have prepared the following Compensation Discussion and Analysis, or CD&A, to provide you with information that we believe is necessary to understand our executive compensation policies and decisions as they relate to the compensation of our named executive officers.

Overview

We are a biopharmaceutical company developing novel small-molecule therapeutics to treat cancer and certain eye diseases. Our focus is the development and commercialization of drug candidates that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. Presently, we have two therapeutic product candidates in clinical and preclinical development.

Currently, we do not have any products available for sale. The only source of potential revenue at this time is from the license to a third party of our formerly owned Nicoplex and Thiol Test technology. Future revenues, if any, from this license agreement are expected to be minimal. We do not expect to generate material revenue or fee income in the near future unless we enter into a major licensing arrangement.

We have generated a cumulative net loss of approximately $117,412,000 for the period from our inception through December 31, 2006. We expect to incur significant additional operating losses over at least the next several years, principally as a result of our continuing clinical trials and anticipated research and development expenditures. The principal source of our working capital has been and is expected to continue to be the proceeds of private and public equity financing, the proceeds from product development collaborations and, to a lesser extent, the exercise of warrants and stock options.

We are committed to a disciplined financial strategy and as such maintain a limited employee and facilities base, with development, scientific, finance and administrative functions, which include, among other things, product development, regulatory oversight and clinical testing, managed from our Waltham, Massachusetts headquarters. Our research and development team members typically work on a number of development projects concurrently. We conduct substantial scientific activities pursuant to collaborative arrangements with universities. Regulatory and clinical testing functions are generally contracted out to third-party, specialty organizations.

Executive Compensation Policies and Objectives

The objectives of our compensation program are to attract and retain the highest quality personnel to lead our organization and to manage and support our development programs for our product candidates. While we believe that it is important to be competitive with our peer group with respect to the base salary cash compensation that we pay, we believe that it is equally, if not more, important to structure compensation packages for key employees that include both a cash incentive, or bonus component and an equity component, for the reasons stated below. In addition, we recognize that it is not uncommon for companies of our small size and early stage of development to be acquired by or merged with another entity. In order to allow our executives to focus on the continued development of our potential product candidates and not be distracted by a potential merger or acquisition of the Company, we believe it is important that their compensation arrangements include a change in control provision.

Typically, our executive compensation arrangements include the following components: base salary, a commencement bonus, an annual cash bonus award in the range of 25% to 50% of the executive’s base salary, equity compensation awards on the date of hire and potential annual awards thereafter, change of control compensation awards in certain circumstances and the payment of all health and dental insurance premiums.

Our ability to continue the development of our potential product candidates, which could lead to commercialization of those product candidates, and the research efforts to discover new potential products, depends heavily on our ability to attract capital in the form of equity offerings or collaborations with other entities. Our ability to attract adequate financial resources depends on continued progress in these development programs, and we strive to focus our executives’ efforts accordingly. As such, we believe that the most effective approach to compensation is to ensure that a significant portion of the executive’s incentive-based compensation is tied to progress made on our development programs and their support activities.

In addition, the attraction and retention of individuals with the experience in the biotechnology industry and the highly technical scientific knowledge and capability to achieve our corporate goals is extremely competitive. In many instances, we are competing with other biotechnology and pharmaceutical companies that have significantly more financial resources than we have. Because we do not generate cash from our operations, we are sensitive to the utilization of our cash resources for compensation purposes, and therefore, believe that in order to attract such individuals, we must consider significant incentive compensation components.

We and the Compensation Committee of our Board of Directors review the performance of our executives on an annual basis. The primary factors included in our review include the achievement of both Company and individual objectives that generally include both an operational and financial component, communications with the Board of Directors, strategic decision making and the individuals potential for continued growth and contribution to achieve the Company’s long-term objectives. We generally make adjustments to base salary and equity and bonus awards all at the same time once a year after the conclusion of our assessment of the executives based on the factors described above.

We believe that equity compensation awards are a significant component of each executive’s incentive compensation. Equity awards are generally in the form of options that vest in four equal annual installments. The exercise price of such awards is the closing price of our common stock as quoted on the Nasdaq Global Market on the date of grant. We have also made restricted stock awards in certain circumstances.

Examples of accomplishments that we seek to reward with cash bonus awards and equity awards include the initiation of a pre-clinical study or clinical trial for one of our potential product candidates, the attainment of a certain percentage of patients enrolled in one of our clinical trials, the completion of a clinical trial involving one of our potential product candidates and the completion of an equity offering or entry into a strategic collaboration or licensing agreement.

Current Compensation Arrangements

President and Chief Executive Officer

In July 2006, we hired Dr. Richard Chin to assume the role of President and Chief Executive Officer. Dr. Chin previously served as Senior Vice President and Head of Global Development for Elan Corporation, and served in various clinical and scientific roles of increasing responsibility for Genentech, Inc. Dr. Chin began his career in pharmaceuticals at Procter and Gamble Pharmaceuticals. Dr. Chin holds a Medical Degree from Harvard Medical School and received a Masters degree and Bachelor of Arts degree in Law with honors from Oxford University, England under a Rhodes Scholarship. He graduated with a Bachelor of Arts in Biology, magna cum laude, from Harvard University.

Dr. Chin’s employment agreement includes the following components:

•	Base salary — $380,000 per year subject to annual review and adjustment;

•	Annual bonus — Dr. Chin is eligible to earn an annual bonus equal to between 50% — 100% of his then current base salary based on the achievement of individual and Company goals;

•	Commencement bonus — $200,000. This amount is subject to recovery by the Company should Dr. Chin’s employment be terminated for cause by the Company or voluntarily by Dr. Chin prior to July 6, 2007;

•	Equity compensation award — An initial award of options to purchase 250,000 shares of common stock and additional annual equity grants with a target of 100,000 shares;

•	Compensation upon termination — Dr. Chin is eligible to receive compensation upon termination in the following circumstances:

•	Without cause or by Dr. Chin with good reason, as defined in his employment agreement — A total amount of 24 months of Dr. Chin’s then-current base salary and medical insurance coverage for up to 18 months.

•	Change in Control — If Dr. Chin’s employment is terminated within 12 months following a change in control, as defined in his employment agreement, he is eligible to receive a total amount of 24 months of his then-current base salary and medical insurance coverage for up to 18 months. In addition, all of Dr. Chin’s unvested option and restricted shares then held by him would vest and become immediately exercisable.

•	Relocation allowance of up to $100,000.

At the time that we determined that a change in senior management was required, our intention was to initiate later-stage clinical trials with our lead potential product candidate, CA4P. We felt that it was important to recruit and retain an individual with extensive experience in clinical development and regulatory affairs to lead the Company. In order to attract an individual with Dr. Chin’s industry experience and capability, we felt that an extremely competitive compensation arrangement was warranted. We utilized an executive search consultant who assisted us in formulating both the components and the range of amounts and percentages included in the compensation offering in order for us to attract and retain Dr. Chin.

On January 25, 2007, the Compensation Committee met to discuss the compensation arrangements for Dr. Chin as of December 31, 2006. The Committee reviewed the basic components of Dr. Chin’s compensation arrangement which included base salary, incentive compensation and equity awards. The Committee determined that Dr. Chin would receive a cash bonus of $100,000 for performance in 2006. In addition, on January 2, 2007, Dr. Chin was awarded 250,000 shares of restricted common stock pursuant to his employment agreement. The restricted stock award vests in equal annual installments over a four year period beginning on the first anniversary of his date of hire.

Other Executive Officers

The components of the compensation packages of our other executive officers are similar in content and nature to those of Dr. Chin, adjusted for areas of responsibility and practices by geographic region. We generally engage a recruiting consultant when hiring an executive officer. The consultant assists us in putting together an offer that helps us achieve our objective of attracting individuals with the depth of experience and capability for the function required. The components of the employment agreements of our other executive officers include an annual base salary, an initial equity award, a target annual cash bonus award of between 25% and 30% of the executive’s then-current base salary and compensation upon termination or change-in-control provisions. Dr. Harris received a commencement bonus upon his employment in June 2006. It has been our practice to consider additional equity awards at our discretion.

On January 25, 2007, the Compensation Committee met to discuss the compensation arrangements for the executive officers of OXiGENE as of December 31, 2006. The Committee reviewed the basic components of each executive’s compensation arrangement which included base salary, incentive compensation and equity awards. The Committee determined that the following awards and adjustment were warranted:

•	Dr. Chaplin would receive a cash bonus of $20,000 for performance in 2006 and be awarded an option to purchase 25,000 shares of the Company’s common stock.

•	Dr. Harris would receive a cash bonus of $25,000 for performance in 2006 and be awarded an option to purchase 75,000 shares of the Company’s common stock.

•	Mr. Murphy’s annual base salary for 2007 would be $245,000 and he would receive a cash bonus of $45,000 for performance in 2006 and be awarded an option to purchase 50,000 shares of the Company’s common stock.

All options described above have been awarded and vest in equal annual installments over a four year period, beginning on the first anniversary of the date of grant.

In making the above adjustments and awards, the Compensation Committee considered the accomplishments made by the management team in 2006 including meeting cash utilization targets, enrolling the first patient in the CA4P/Avastin combination clinical trial, completing the Phase II imageable tumor clinical trial, completing the trial of CA4P in Myopic Macular Degeneration and the progress made on initiating a Phase III trial of CA4P in Anaplastic Thyroid Cancer.

Separation Agreement with Frederick W. Driscoll

In connection with the departure of Mr. Driscoll, our former President and Chief Executive Officer, from OXiGENE, we entered into a separation agreement with Mr. Driscoll. Pursuant to the separation agreement, Mr. Driscoll’s employment with OXiGENE ended on June 29, 2006, and he resigned from OXiGENE’s Board effective June 29, 2006. We agreed to pay Mr. Driscoll severance compensation of $325,000, $244,000 of which was paid in 2006 with the remainder to be paid on or before the one year anniversary of his separation from the Company, and he has the right to continue his medical and dental insurance, as described in the agreement. OXiGENE accelerated the vesting of 80,000 shares of restricted common stock granted to Mr. Driscoll on October 3, 2005, so that the restrictions on such shares lapsed on June 29, 2006. Mr. Driscoll had until December 31, 2006 to exercise any vested options to purchase OXiGENE common stock, subject to any provisions of the applicable stock plan that would extend the exercise period for such options beyond December 31, 2006. In 2006, Mr. Driscoll exercised 140,000 options, resulting in a profit of approximately $225,000. All unvested options terminated on June 29, 2006.

Separation Agreement with Scott Young

In connection with the departure of Mr. Young, our former Vice President and Chief Operating Officer, from OXiGENE, we entered into a separation agreement with Mr. Young. Pursuant to the separation agreement, Mr. Young’s employment with OXiGENE ended on August 14, 2006. We agreed to pay Mr. Young severance compensation of $320,000, all of which is to be paid in 2007, and he has the right to continue his medical and dental insurance, as described in the agreement. OXiGENE accelerated the vesting of 30,000 shares of restricted common stock granted to Mr. Young on October 3, 2005, so that the restrictions on such shares lapsed on December 4, 2006. Mr. Young had until December 31, 2006 to exercise any vested options to purchase OXiGENE common stock, subject to any provisions of the applicable stock plan that would extend the exercise period for such options beyond December 31, 2006. In 2006, Mr. Young exercised 25,000 options, resulting in a profit of approximately $30,000. All unvested options terminated on August 14, 2006.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which appears elsewhere in this proxy statement, with our management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our proxy statement.

RESPECTFULLY SUBMITTED,

THE COMPENSATION COMMITTEE

Arthur B. Laffer, Chairman
William N. Shiebler
J. Richard Zecher

AUDIT FEES

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2006 and December 31, 2005, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2006	2005

Audit fees:(1)	$214,000	$285,500
Audit related:(2)	2,000	1,500
Tax Fees:(3)	15,000	15,000
All other fees:(4)	—	—

Total	$231,000	$302,000

(1)	Audit fees consisted of audit work performed in the preparation and audit of the annual financial statements, fees for the audit of the Company’s system of internal control over financial reporting, as well as the audit of management’s assessment of the effectiveness thereof, review of quarterly financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, such as the provision of consents and comfort letters in connection with the filing of registration statements and statutory audits.

(2)	Audit related fees in 2005 and 2006 consisted of fees for access to technical accounting information.

(3)	Tax fees consisted principally of assistance with tax compliance and reporting, as well as certain tax planning consultations.

(4)	There were no fees incurred in this category in either 2005 or 2006.

Policy on Audit Committee Pre-Approval of Audit and Permissible
Non-audit Services of Independent Registered Public Accounting Firm

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

1. Audit services include audit work performed in the preparation and audit of the annual financial statements, fees for the audit of the effectiveness of the Company’s system of internal control over financial reporting, as well as the audit of management’s assessment of the effectiveness thereof, review of quarterly financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, such as the provision of consents and comfort letters in connection with the filing of registration statements.

2. Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3. Tax services consist principally of assistance with tax compliance and reporting, as well as certain tax planning consultations.

4. Other Fees are those associated with services not captured in the other categories. The Company generally does not request such services from the independent auditor.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted, and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

AUDIT COMMITTEE REPORT

The members of the Audit Committee, which is comprised of four directors, have been appointed by the Board of Directors. The current members of the Committee are Messrs. William N. Shiebler, Per-Olof Söderberg, J. Richard Zecher, and Arthur B. Laffer (Chairman). All members of our Audit Committee meet the independence and experience requirements of the Nasdaq Stock Market. The Audit Committee is governed by a charter that has been adopted by the Board of Directors and is reviewed and reassessed annually by the Audit Committee. This charter is publicly available on our website at www.oxigene.com.

This Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filings of ours under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or subject to Regulation 14A or 14C under the Exchange Act, except as specifically provided under the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that this Audit Committee Report be treated as soliciting material or specifically incorporates this Audit Committee Report by reference therein.

The Audit Committee reviews the scope and timing of the independent registered public accounting firm’s audit and other services, and their report on our financial statements, the effectiveness of internal control over financial reporting and management’s assessment of internal control over financial reporting following completion of their audits. The Audit Committee also makes annual recommendations to the Board of Directors regarding the appointment of independent registered public accounting firms for the ensuing year.

Management is responsible for the preparation of our financial statements and the independent registered public accounting firm has the responsibility for the examination of those statements. The Audit Committee reviewed our audited financial statements for the year ended December 31, 2006 and met with both management and our external accountants to discuss those financial statements. Management and the independent registered public accounting firm has represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee also considered taxation matters and other areas of oversight relating to the financial reporting and audit process that the Audit Committee deemed appropriate.

The Audit Committee has received from the independent registered public accounting firm their written disclosure and letter regarding their independence from us as required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, as may be modified or supplemented, and has discussed with the independent registered public accounting firm their independence. The Audit Committee also discussed with the independent registered public accounting firm any matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, as may be modified or supplemented.

Based upon the reviews and discussions described in this Audit Committee Report, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

RESPECTFULLY SUBMITTED,

THE AUDIT COMMITTEE

Arthur B. Laffer, Chairman
William N. Shiebler
Per-Olof Söderberg
J. Richard Zecher

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 2, 2007, for (a) each of the executive officers named in the Summary Compensation Table on page 19 of this proxy statement, (b) each of our directors and director nominees, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of March 2, 2007 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the tables. Except as indicated in footnotes to these tables, we believe that the stockholders named in these tables have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 28,424,998 shares of common stock outstanding on March 2, 2007.

	Number of Shares
	Beneficially Owned
	and Nature of	Percent of
	Ownership	Class %

David Chaplin(1)	403,100	1.4%
Richard Chin(2)	105,464	*
Joel-Tomas Citron(3)	688,477	2.4%
Peter Harris	—	*
Arthur Laffer(4)	395,140	1.4%
Jim Murphy(5)	125,000	*
William Shiebler(6)	246,000	*
Per Olof Söderberg(7)	787,130	2.8%
J. Richard Zecher(8)	70,000	*

All current directors and executive officers as a group(9)	2,820,311	9.8%

(1)	Includes options to purchase 270,000 shares of common stock, which are exercisable within 60 days of March 2, 2007 (May 1, 2007) and 60,000 shares of unvested restricted common stock granted in 2005, which vest in equal annual installments over a four-year period, all of which are subject to transfer and forfeiture restrictions.

(2)	Includes 30,000 shares of unvested restricted stock granted in 2005, which vest in equal annual installments over a four-year period, all of which are subject to transfer and forfeiture restrictions.

(3)	Includes 175,000 shares of common stock subject to transfer restrictions, options to purchase 362,500 shares of common stock and 60,000 shares of unvested restricted common stock granted in 2005, which vest in equal annual installments over a four-year period, all of which are subject to transfer and forfeiture restrictions.

(4)	Includes options to purchase 85,000 shares of common stock, which are exercisable within 60 days of March 2, 2007 (May 1, 2007) and 30,000 shares of unvested restricted common stock granted in 2005, which vest in equal annual installments over a four-year period, all of which are subject to transfer and forfeiture restrictions.

(5)	Includes options to purchase 85,000 shares of common stock, which are exercisable within 60 days of March 2, 2007 (May 1, 2007) and 30,000 shares of unvested restricted common stock granted in 2005, which vest in equal annual installments over a four-year period, all of which are subject to transfer and forfeiture restrictions.

(6)	Includes options to purchase 85,000 shares of common stock, which are exercisable within 60 days of March 2, 2007 (May 1, 2007) and 30,000 shares of unvested restricted common stock granted in 2005, which vest in equal annual installments over a four-year period, all of which are subject to transfer and forfeiture restrictions.

(7)	Includes 12,130 shares of common stock held by Mr. Söderberg’s wife and minor children, options to purchase 85,000 shares of common stock, which are exercisable within 60 days of March 2, 2007 (May 1, 2007) and 30,000 shares of unvested restricted common stock granted in 2005, which vest in equal annual installments over a four-year period, all of which are subject to transfer and forfeiture restrictions.

(8)	Includes options to purchase 20,000 shares of common stock, which are exercisable within 60 days of March 2, 2007 (May 1, 2007) and 30,000 shares of unvested restricted common stock granted in 2005, which vest in equal annual installments over a four-year period, all of which are subject to transfer and forfeiture restrictions.

(9)	Includes 215,000 shares of common stock subject to transfer restrictions, options to purchase 992,500 shares of common stock held by the directors and executive officers as a group and which are exercisable within 60 days of March 2, 2007 (May 1, 2007) and 300,000 shares of unvested restricted common stock granted in 2005, which vest in equal annual installments over a four-year period, all of which are subject to transfer and forfeiture restrictions.

The determination that there were no persons, entities or groups known to us to beneficially own more than 5% of our outstanding common stock was based on a review of all statements filed with respect to us since the beginning of the past fiscal year with the Securities and Exchange Commission pursuant to Section 13(d) or 13(g) of the Exchange Act.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table shows the total compensation paid or accrued during the fiscal year ended December 31, 2006 to (1) our Chief Executive Officer, (2) our Chief Financial Officer, (3) our former Chief Executive Officer and (4) our two next most highly compensated executive officers who earned more than $100,000 during the fiscal year ended December 31, 2006. The table includes an additional executive who would have been among the three most highly compensated executive officers except for the fact that he was not serving as an executive officer of the Company as of the end of 2006.

				Stock	Option	All Other
Name	Year	Salary ($)	Bonus ($)	Awards ($)	Awards ($)	Compensation ($)	Total ($)

Richard Chin(1)	2006	$176,846	$300,000	$49,935	$93,174	$100	$620,055
President and Chief Executive Officer
Frederick Driscoll(2)	2006	$190,375	$81,250	$237,269	$—	$328,600	$837,494
Former President and Chief Executive Officer
David Chaplin	2006	$325,000	$81,250	$98,259	$148,099	$428	$653,036
Vice President and Chief Scientific Officer
Peter Harris(3)	2006	$167,064	$105,000	$—	$36,033	$—	$308,097
Vice President and Chief Medical Officer
James Murphy	2006	$220,000	$100,000	$49,129	$27,807	$469	$397,405
Vice President and Chief Financial Officer
Scott Young(4)	2006	$160,457	$60,000	$123,835	$25,405	$320,000	$689,697
Former Vice President and Chief Operating Officer

(1)	Dr. Chin commenced employment with us on July 6, 2006. He received a commencement bonus of $200,000, a portion of which must be repaid to the Company should his employment be terminated by him without good reason or by the Company for cause prior to July 6, 2007.

(2)	Mr. Driscoll’s employment with the Company was terminated effective June 29, 2006. His separation agreement with the Company provides for the payment of his base salary for one year, or $325,000, and payments for medical insurance of up to approximately $12,000.

(3)	Dr. Harris commenced employment on June 14, 2006. He received a commencement bonus of $80,000.

(4)	Mr. Young’s employment with the Company was terminated effective August 14, 2006. His separation agreement with the Company provides for the payment of his base salary for 16 months, or $320,000, and payments for medical insurance of up to approximately $12,000.

Grants of Plan-Based Awards

The following table shows information regarding grants of non-equity incentive plan awards and grants of equity awards that we made during the fiscal year ended December 31, 2006 to each of the executive officers named in the Summary Compensation Table.

		All Other Option
		Awards: Number of	Exercise or Base Price	Grant Date Fair Value
		Securities Underlying	of Option Awards	of Stock and Option
Name	Grant Date	Options (#)	($/Share)	Awards

Richard Chin	7/6/2006	250,000	$4.08	$3.05
David Chaplin	—	—	—	—
Frederick Driscoll(1)	—	—	—	—
Peter Harris	6/14/2006	100,000	$3.51	$2.62
James Murphy	6/14/2006	25,000	$3.51	$2.62
Scott Young(1)	6/14/2006	25,000	$3.51	$2.62

The Company’s 2005 Stock Plan provides that the exercise price of options shall be determined by using the fair market value of the Company’s common stock, which is defined under the Stock Plan as the closing price of the Company’s common stock on the NASDAQ Global Market on the day of grant date.

(1)	Mr. Driscoll’s employment with the Company was terminated effective June 29, 2006 and Mr. Young’s employment with the Company was terminated effective August 14, 2006.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreement with Joel-Tomas Citron.  In January 2002, we entered into an employment agreement with Mr. Citron, our Chairman of the Board. The agreement had an original term of two years, and, in July 2003, its term was extended until January 2, 2006. Pursuant to the agreement, Mr. Citron currently receives base compensation in the amount of $200,000 per year plus an additional $48,000 per year as reimbursement for the cost of medical insurance and secretarial services incurred by Mr. Citron. The agreement sets forth the parameters of a bonus program which bonus, if earned, is payable in shares of our common stock. We may terminate the agreement prior to the end of its term for “cause” as defined in the agreement, and Mr. Citron may terminate the agreement on thirty days’ prior notice. We have extended the term of Mr. Citron’s agreement to the date of our 2007 Annual Meeting effective as of January 2, 2006.

Employment Agreement with Richard Chin.  In June 2006, OXiGENE entered into an employment agreement with Dr. Chin with respect to his service as its President and Chief Executive Officer. Pursuant to the agreement, Dr. Chin will receive an annual base salary of $380,000 per year. In addition, Dr. Chin may be eligible to earn an annual bonus based on achievement of individual and Company written goals established on an annual basis by the Board. If Dr. Chin meets the applicable goals, then he shall be entitled to a minimum bonus for that year equal to 50% of his then-current base salary. The Board may also, in its discretion, choose to award Dr. Chin a bonus of up to 100% of his then-current base salary. Dr. Chin shall be eligible for a pro-rated bonus for the 2006 fiscal year. At least 50% of the annual bonus awarded and paid in any year other than 2007 shall be comprised of restricted stock grants or other forms of equity, the amount of which shall be determined by dividing the amount of Dr. Chin’s annual bonus for that year by the Company’s closing stock price on the date of grant. Dr. Chin may elect to receive a greater percentage of his annual bonus in the form of equity, subject to the approval of the Board; provided that the annual bonus awarded and paid in 2007, if any, shall be comprised entirely of cash. Dr. Chin also received a commencement bonus in the amount of $200,000. On an annual basis beginning in 2007, the Board, in its discretion, shall grant to Dr. Chin additional options or restricted common stock, with a target of approximately 100,000 shares of common stock per year; provided that, in 2007 only, the Board shall consider a cash award to Dr. Chin of $250,000 to $350,000 in lieu of any award of options or restricted stock. The award and amount of such grants (or cash payment) shall be based on performance and shall be awarded at the sole discretion of the Board. In addition, for as long as Dr. Chin remains OXiGENE’s Chief Executive Officer, the Nominating Committee of the Board will nominate him for continuing membership on the Board.

OXiGENE may terminate the employment agreement without prior written notice, and Dr. Chin may terminate the agreement on 30 days’ prior written notice, as described in the agreement. OXiGENE may also terminate the agreement without prior written notice for “cause,” as defined in the agreement, as long as, in certain circumstances, it gives Dr. Chin a minimum period of 30 days to cure the act or omission constituting cause, as described in the agreement. Upon termination of Dr. Chin’s employment for any reason, if so requested by the Chairman of the Board or a majority of the members of the Board, Dr. Chin shall immediately resign as a director of the Company. If Dr. Chin’s employment is terminated by OXiGENE for cause, or by Dr. Chin without good reason, or as a result of Dr. Chin’s death, OXiGENE will pay to Dr. Chin the amount of accrued obligations to Dr. Chin as of the date of such termination, consisting of accrued and unpaid salary, value of accrued vacation days, amount of unreimbursed and incurred expenses, Dr. Chin’s unvested equity compensation already granted and earned as part of his bonus in the previous year(s), which shall immediately vest and become exercisable upon termination, and the annual bonus related to the most recently completed calendar year, if not already paid. If Dr. Chin’s employment is terminated by OXiGENE as a result of Dr. Chin’s disability, OXiGENE will pay to Dr. Chin the accrued obligations, as described above, plus an amount equal to two months of Dr. Chin’s then-current base salary.

If Dr. Chin’s employment is terminated by OXiGENE without cause, or by Dr. Chin with good reason, OXiGENE will pay to Dr. Chin the accrued obligations, as described above, and an amount equal to 24 months of his then-current base salary, and will also continue to provide medical insurance coverage to Dr. Chin and his family at no cost for 18 months, as described in the agreement. If Dr. Chin’s employment is terminated by OXiGENE without cause, or by Dr. Chin with good reason, within 12 months following a change in control of the Company, as defined in the agreement, OXiGENE will pay to Dr. Chin the accrued obligations, as described above, and an amount equal to 24 months of his then-current base salary, and will also continue to provide medical insurance coverage to Dr. Chin and his family at no cost for 18 months, as described in the agreement. In addition, all unvested options and restricted shares then held by Dr. Chin shall vest and be immediately exercisable.

Subject to OXiGENE’s policy regarding black-out periods and any applicable securities laws, within three months after payment to Dr. Chin of the commencement bonus, Dr. Chin has agreed to purchase, in the open market, $250,000 worth of OXiGENE’s common stock. Dr. Chin purchased 65,464 shares of the Company’s stock in 2006 in connection with this provision of his agreement.

Employment Agreement with Frederick W. Driscoll.  In October 2000, we entered into an employment agreement with Mr. Driscoll. Mr. Driscoll became our President of Operations and Finance in October 2000 and was appointed President and Chief Executive Officer in June 2002. Pursuant to the agreement, Mr. Driscoll was receiving a base salary of $325,000 per year. We had the right to terminate the agreement on six months’ prior notice, and Mr. Driscoll had the right to terminate the agreement on six months’ prior notice. We also had the right to terminate the agreement prior to the end of its term for “cause” as defined in the agreement.

Separation Agreement with Frederick W. Driscoll.  In connection with Mr. Driscoll’s departure from OXiGENE, we entered into a separation agreement with Mr. Driscoll. Pursuant to the separation agreement,

Mr. Driscoll’s employment with OXiGENE ended on June 29, 2006, and he resigned from OXiGENE’s Board effective June 29, 2006. The Company has agreed to pay Mr. Driscoll severance compensation of $325,000, and will have the right to continue his medical and dental insurance, as described in the agreement. OXiGENE accelerated the vesting of 80,000 shares of restricted stock granted to Mr. Driscoll on October 3, 2005 so that the restrictions on such shares lapsed on June 29, 2006. Mr. Driscoll had until December 31, 2006 to exercise any vested options to purchase OXiGENE common stock, subject to any provisions of the applicable stock plan that would extend the exercise period for such options beyond December 31, 2006. In 2006, Mr. Driscoll exercised 140,000 options, resulting in a profit of approximately $225,000. All unvested options terminated on June 29, 2006.

Employment Agreement with David Chaplin.  In July 2000, we entered into an employment agreement with Dr. Chaplin, our Chief Scientific Officer and Head of Research and Development. Pursuant to the agreement, in 2006, Dr. Chaplin received a base salary of $205,000 per year. In addition, in 2006, Dr. Chaplin received a consulting fee of $120,000 per year paid in equal quarterly installments. Effective in January 2007, Dr. Chaplin’s employment agreement was amended such that he will receive an annual base salary of £180,257 per year (or $353,141, using January 1, 2007 exchange rates). We may terminate the employment agreement on six months’ prior notice, and Dr. Chaplin may terminate the agreement on six months’ prior notice. OXiGENE may also terminate the agreement without prior notice for “cause,” as defined in the agreement. If Dr. Chaplin’s employment is terminated by OXiGENE other than for cause, or in a case of a “termination with good reason,” as defined in the agreement, Dr. Chaplin will be entitled to receive a payment of two months of his then-current base salary for each year of employment, and all stock options and other incentive compensation granted to Dr. Chaplin by OXiGENE shall, to the extent vested, remain exercisable in accordance with the 2005 Stock Plan and any related agreements. In the event of a termination other than for “cause” of Dr. Chaplin’s employment or a “termination with good reason” within one year following a change in control of OXiGENE, as such term is defined in the agreement, Dr. Chaplin will be entitled to receive a payment of twelve months’ then-current base salary plus any salary owed to him but unpaid as of the date of termination, and all stock options and other incentive compensation granted to Dr. Chaplin by OXiGENE shall, to the extent vested, remain exercisable in accordance with the 2005 Stock Plan and any related agreements.

Employment Agreement with Peter Harris.  OXiGENE has entered into an employment agreement with Dr. Harris with respect to his service as its Chief Medical Officer. Pursuant to the agreement, Dr. Harris will initially receive an annual base salary of £159,000 per year (or $294,005, using June 14, 2006 exchange rates). In addition, Dr. Harris is entitled to a 25% annual bonus based upon roles and objectives predetermined by, and at the discretion of, the Board of Directors. Dr. Harris also received a sign-on bonus in the amount of $80,000. OXiGENE may terminate the agreement on 120 days’ prior written notice, and Dr. Harris may terminate the agreement on 30 days’ prior notice. OXiGENE may also terminate the agreement without prior notice for “cause,” as defined in the agreement. If Dr. Harris’ employment is terminated by OXiGENE other than for cause, or in a case of a “termination with good reason,” as defined in the agreement, Dr. Harris will be entitled to receive a payment of nine months’ then-current base salary, and all stock options and other incentive compensation granted to Dr. Harris by OXiGENE shall, to the extent vested, remain exercisable in accordance with the 2005 Stock Plan and any related agreements. In the event of a termination other than for “cause” of Dr. Harris’ employment or a “termination with good reason” within one year following a change in control of OXiGENE, as such term is defined in the agreement, Dr. Harris will be entitled to receive a payment of twelve months’ then-current base salary plus any salary owed to him but unpaid as of the date of termination, and all stock options and other incentive compensation granted to Dr. Harris by OXiGENE shall, to the extent vested, remain exercisable in accordance with the 2005 Stock Plan and any related agreements.

Employment Agreement with James B. Murphy.  In February 2004, we entered into an employment agreement with Mr. Murphy, our Vice President and Chief Financial Officer. Pursuant to the agreement, Mr. Murphy currently receives a base salary of $220,000 per year. We may terminate the agreement on thirty days’ prior notice, and Mr. Murphy may also terminate the agreement on thirty days’ prior notice. We may also terminate the agreement prior to the end of its term for “cause” as defined in the agreement. If Mr. Murphy’s employment is terminated by OXiGENE other than for cause, or in a case of a “termination with good reason,” as defined in the agreement, Mr. Murphy will be entitled to receive a payment of nine months’ then-current base salary, and all stock options and other incentive compensation granted to Mr. Murphy by OXiGENE shall, to the extent vested, remain exercisable in accordance with the 2005 Stock Plan and any related agreements. In the event of a termination other than for “cause” of Mr. Murphy’s employment or a “termination with good reason” within one year following a change in control of OXiGENE, as such term is defined in the agreement, Mr. Murphy will be entitled to receive a payment of twelve months’ then-current base salary plus any salary owed to him but unpaid as of the date of termination, and all stock options and other incentive compensation granted to Mr. Murphy by OXiGENE shall, to the extent vested, remain exercisable in accordance with the 2005 Stock Plan and any related agreements.

Separation Agreement with Scott Young

In connection with the departure of Mr. Young, our former Vice President and Chief Operating Officer, from OXiGENE, we entered into a separation agreement with Mr. Young. Pursuant to the separation agreement, Mr. Young’s employment with OXiGENE ended on August 14, 2006. We agreed to pay Mr. Young severance compensation of $320,000, all of which is to be paid in 2007, and he has the right to continue his medical and dental insurance, as described in the agreement. OXiGENE accelerated the vesting of 30,000 shares of restricted common stock granted to Mr. Young on October 3, 2005, so that the restrictions on such shares lapsed on December 4, 2006. Mr. Young had until December 31, 2006 to exercise any vested options to purchase OXiGENE common stock, subject to any provisions of the applicable stock plan that would extend the exercise period for such options beyond December 31, 2006. In 2006, Mr. Young exercised 25,000 options, resulting in a profit of approximately $30,000. All unvested options terminated on August 14, 2006.

Employment Agreement with John A. Kollins.  OXiGENE has entered into an employment agreement with Mr. Kollins with respect to his service as its Senior Vice President and Chief Business Officer. Pursuant to the agreement, Mr. Kollins will initially receive an annual base salary of $275,000 per year. In addition, Mr. Kollins may be awarded an annual bonus of 30% to 40% of his then-current annual base salary, at sole discretion of OXiGENE, based on OXiGENE’s assessment of his and OXiGENE’s performance. Mr. Kollins will also receive a signing bonus in the amount of $60,000, subject to repayment in certain events. Subject to the approval of the Compensation Committee of the Board of Directors, OXiGENE will grant to Mr. Kollins, pursuant to the OXiGENE, Inc. 2005 Stock Plan, options to purchase 200,000 shares of the Company’s common stock at an exercise price equal to the fair market value on the date of grant and OXiGENE’s standard form of option agreement. With respect to 100,000 shares, the options shall vest in equal annual installments over four (4) years beginning on the one (1) year anniversary of the grant date. With respect to the remaining 100,000 shares, the options shall vest upon consummation by OXiGENE of a major outlicensing transaction, as approved by the Board of Directors and as described in the agreement. If Mr. Kollins relocates, the Company shall reimburse him for up to $75,000 in relocation expenses, as specified in the agreement.

Mr. Kollins may terminate the agreement upon written notice to OXiGENE. OXiGENE may also terminate the agreement without prior written notice for cause, as defined in the agreement, as long as, in certain circumstances, it gives Mr. Kollins a minimum period of 30 days to cure the act or omission constituting cause (if reasonably subject to cure), as described in the agreement. If Mr. Kollins’ employment is terminated by OXiGENE for cause, or by Mr. Kollins without good reason (as defined in the agreement), OXiGENE will pay to Mr. Kollins the amount of accrued obligations as of the date of such termination, consisting of accrued and unpaid salary, value of accrued vacation days and amount of unreimbursed and incurred expenses. If Mr. Kollins’ employment is terminated by OXiGENE other than for cause or Mr. Kollins’ disability, OXiGENE will pay to Mr. Kollins the accrued obligations, as described above, an amount equal to 12 months of his then-current base salary, the annual bonus related to the most recently completed calendar year, if not already paid, and will also pay COBRA premiums, should Mr. Kollins timely elect and be eligible for COBRA coverage, for Mr. Kollins and his immediate family for 12 months (provided that OXiGENE shall have no obligation to provide such coverage if Mr. Kollins becomes eligible for medical and dental coverage with another employer).

If Mr. Kollins’ employment is terminated by OXiGENE (other than for cause or Mr. Kollins’ disability) within one year following a change in control of the Company (as defined in the agreement), or by Mr. Kollins with good reason within one year following a change in control of the Company, OXiGENE will pay to Mr. Kollins the accrued obligations, as described above, an amount equal to 12 months of his then-current base salary, the annual bonus related to the most recently completed calendar year, if not already paid, and will also pay COBRA premiums for a period of 12 months on the same conditions as described above. In addition, all of Mr. Kollins’ unvested equity compensation outstanding on the date of termination shall vest and remain exercisable in accordance with the terms of the applicable plan and related agreements. Mr. Kollins has also agreed not to engage in activities competitive with the Company during his employment and for a 12 month period following the termination of his employment.

Outstanding Equity Awards at Fiscal Year-End

The following table shows grants of stock options and grants of unvested stock awards outstanding on the last day of the fiscal year ended December 31, 2006, including both awards subject to performance conditions and non-performance-based awards, to each of the executive officers named in the Summary Compensation Table.

	Option Awards(1)				Stock Awards
						Market
	Number of	Number of			Number of	Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Option		Stock That	Stock That
	Options	Options	Exercise		Have Not	Have Not
	Exercisable	Unexerciseable	Price	Option Expiration	Vested	Vested(2)
Name	#	#	$	Date	#	$

Richard Chin	—	250,000	$4.08	7/6/2016	30,000	$144,000
President and Chief Executive Officer
David Chaplin	45,000	—	$5.06	7/12/2010	60,000	$288,000
Vice President and	100,000	—	$2.24	3/15/2012
Chief Scientific Officer	100,000	—	$7.94	7/24/2013
	25,000	25,000	$5.03	7/28/2014
Frederick Driscoll(3)	—	—	—	—	—	—
Former President and Chief Executive Officer
Peter Harris	—	100,000	$3.51	6/14/2016	—	—
Vice President and Chief Medical Officer
James Murphy	75,000	—	$9.05	2/23/2014	30,000	$144,000
Vice President and	10,000	10,000	$5.03	7/28/2014
Chief Financial Officer	—	25,000	$3.51	6/14/2016
Scott Young(3)	—	—	—	—	—	—
Former Vice President and Chief Operating Officer

(1)	Option awards vest in equal annual installments over four years beginning on the first anniversary of the date of grant and the exercise price is the closing price of the Company’s common stock as quoted on the Nasdaq Global Market on the date of grant.

(2)	The market value of the stock awards is determined by multiplying the number of shares times $4.80, the closing price of our common stock on the NASDAQ Global Market on December 31, 2006, the last day of our fiscal year.

(3)	Mr. Driscoll’s employment with the Company terminated effective June 29, 2006 and Mr. Young’s employment with the Company terminated effective August 14, 2006. Pursuant to each executive’s separation agreement, each had until December 31, 2006 to exercise all vested options. All unvested options expired on the respective separation dates.

Option Exercises and Stock Vested

The following table shows information regarding exercises of options to purchase our common stock and vesting of stock awards held by each executive officer named in the Summary Compensation Table during the fiscal year ended December 31, 2006.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting(1)
Name	(#)	($)	(#)	($)

Richard Chin	—	$—	10,000	$33,100
President and Chief Executive Officer
David Chaplin	—	$—	20,000	$80,800
Vice President and Chief Scientific Officer
Frederick Driscoll(2)	140,000	$225,000	80,000	$284,800
Former President and Chief Executive Officer
Peter Harris	—	$—	—	$—
Vice President and Chief Medical Officer
James Murphy	—	$—	10,000	$40,400
Vice President and Chief Financial Officer
Scott Young(3)	25,000	$30,000	30,000	$147,600
Former Vice President and Chief Operating Officer

(1)	Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares that vest because in many cases the shares are not sold upon vesting but continue to be held by the executive officer. The amounts shown represent the market price on the date of vesting times the number of awards that vest, which is the amount that would have been realized if the shares had been sold immediately upon vesting.

(2)	Mr. Driscoll’s employment with the Company terminated effective June 29, 2006. His separation agreement provided that he could exercise the options vested as of the date of his separation through December 31, 2006 and accelerated the vesting of 80,000 shares of restricted common stock granted to Mr. Driscoll on October 3, 2005, so that the restrictions on such shares lapsed on June 29, 2006.

(3)	Mr. Young’s employment with the Company terminated effective August 14, 2006. His separation agreement provided that he could exercise the options vested as of the date of his separation through December 31, 2006 and accelerated the vesting of 30,000 shares of restricted common stock granted to Mr. Young on October 3, 2005, so that the restrictions on such shares lapsed on December 4, 2006.

Potential Payments Upon Termination or Change-In-Control

The Company has entered into certain agreements and maintains certain plans that may require the Company to make certain payments and/or provide certain benefits to named executive officers of the Company in the event of a termination of employment or a change of control of the Company. The following tables summarize the potential payments to each named executive officer assuming that one of the following events occurs. The tables assume that the event occurred on December 31, 2006, the last day of our fiscal year end. On December 29, 2006, the last trading day of 2006, the closing price of our common stock as listed on the Nasdaq Global Market was $4.80 per share.

Richard Chin, M.D.

			Involuntary
			Not for
	Termination		Cause
	within		Termination
	12 Months	Voluntary	or Termination
Executive Benefits	Following	Termination by	by Executive
and Payments	Change in	Executive	with Good	For Cause
Upon Termination	Control	or Death	Reason	Termination	Disability

Base Salary	$760,000	$—	$760,000	$—	$63,333
Annual Bonus (x% of Base Salary)	Executive entitled to Annual Bonus related to most recently completed calendar year if not already paid	Executive required to
repay a pro-rated
portion of $200,000
commencement bonus
if termination occurs
within one year of
July 6, 2006.
Executive entitled to
Annual Bonus related
to most recently
completed calendar
year if not already paid
			Executive entitled to Annual Bonus related to most recently completed calendar year if not already paid	Executive required to repay a pro-rated portion of $200,000 commencement bonus if termination occurs within one year of July 6, 2006	Executive entitled to Annual Bonus related to most recently completed calendar year if not already paid
Acceleration of Vesting of Equity	100%	0%	0%	0%	0%
Number of Stock Options and Value upon Termination	250,000.00	—	—	—	—
	$1,200,000	$—	$—	$—	$—
Number of Shares of Vested Stock Received and Value upon Termination	40,000	10,000	10,000	10,000	10,000
	$192,000	$48,000	$48,000	$48,000	$48,000
Relocation Reimbursement	N/A	Executive required to repay a pro-rated portion of relocation expenses reimbursed if termination occurs within one year of July 6, 2006	N/A	Executive required to repay a pro-rated portion of relocation expenses reimbursed if termination occurs within one year of July 6, 2006	N/A
Deferred Compensation Payout	Up to 18 months for Executive and family		Up to 18 months for Executive and family
Post-Term Health Care	$21,681		$21,681
Excise Tax Gross Up	To the extent the above payments become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company shall make an additional payment to Executive for such tax amount.

The information set forth above is described in more detail in the narrative following the Grants of Plan Based Awards table.

A “Change in Control” is defined in Dr. Chin’s employment agreement and shall mean the following, but only to the extent it is interpreted in a manner consistent with the meaning of “a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” under Section 409A of Internal Revenue Code of 1986, as amended (“Code Section 409A”), and any successor statute, regulation and guidance thereto, and limited to the extent necessary so that it will not cause adverse tax consequences with respect to Code Section 409A: (i) a merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (ii) the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

In the event the CEO is terminated following a Change in Control, the CEO will be entitled to receive severance benefits identical to what he would receive upon an involuntary not-for-cause termination or termination by the CEO with good reason, except that he will already have received full vesting of his equity.

The CEO will be entitled to certain benefits as described in the table above if the CEO’s employment is terminated by the Company for reasons other than cause or by the CEO with good reason. “Cause” shall mean that the executive has (i) intentionally committed an act or omission that materially harms the Company; (ii) been grossly negligent in the performance of executive’s duties to the Company; (iii) willfully failed or refused to follow the lawful and proper directives of the Board, which failure or refusal continues despite executive having received an opportunity to cure pursuant to Section 2(b)(ii)(B) of Dr. Chin’s employment agreement; (iv) been convicted of, or pleaded guilty or nolo contendre, to a felony; (v) committed a criminal act involving moral turpitude, but excluding any conviction which results solely from executive’s title or position with the Company and is not based on his personal conduct; (vi) committed an act relating to the executive’s employment or the Company involving, in the good faith judgment of the Board, material fraud or theft; (vii) breached any material provision of his employment agreement or any nondisclosure or non-competition agreement (including the Confidentiality, Non-Competition and Intellectual Property Agreement attached to Dr. Chin’s employment agreement as Exhibit B), between the executive and the Company, as all of the foregoing may be amended prospectively from time to time; or (viii) intentionally breached a material provision of any code of conduct or ethics policy in effect at the Company, as all of the foregoing may be amended prospectively from time to time. “Good Reason” shall mean: (i) without the executive’s express written consent, any material reduction in executive’s title, or responsibilities compared to those prior to the Change in Control; (ii) without the executive’s express written consent, a material reduction by the Company in the executive’s total compensation as in effect on the date of his employment agreement or as the same may be increased from time to time, provided that it shall not be deemed a material reduction if (X) the amount of executive’s Annual Bonus is less than the amount of any previously awarded Annual Bonuses or (Y) a benefit is amended and such amendment affects all eligible executive participants; or (iii) the Company breaches a material term of the CEO’s employment agreement; provided that failure to timely make any payments within the time frames set forth in the employment agreement shall not be considered Good Reason if such payment is provided within the cure period set forth in Section 2(b)(iii)(A) of the employment agreement.

Excise Tax Gross-up

Upon a Change in Control of the Company the executive may receive payments subject to certain excise taxes imposed by Section 4999 of the Internal Revenue Code. The Company has agreed to reimburse the CEO for all such excise taxes that are imposed on the CEO and any additional income and excise taxes that are payable by the CEO as a result of the reimbursements. The total tax gross-up amount in the above tables assumes that the CEO is entitled to a full reimbursement by the Company of (i) any excise taxes that are imposed upon the CEO as a result of the Change in Control and (ii) any income and excise taxes imposed upon the CEO as a result of the Company’s reimbursement of the excise tax amount. The calculation of the tax gross-up amount in the above table is based on an excise tax rate of 20%, a 40% federal and state income tax rate and a 1.45% Medicare tax rate. For purposes of the calculation, it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the CEO’s executing a non-competition agreement. The payment of the tax gross-up will be payable to the CEO for any excise tax incurred regardless of whether the executive’s employment is terminated. However, the amount of the tax gross-up will change based upon whether the executive’s employment with the Company is terminated because the amount of compensation subject to taxation will change.

Frederick W. Driscoll

Mr. Driscoll resigned as OXiGENE’s President, Chief Executive Officer and director as of June 29, 2006 at which time the closing price of our common stock as listed on the Nasdaq Global Market was $3.56 per share. OXiGENE has entered into a separation agreement with Mr. Driscoll. Pursuant to the separation agreement, the Company agreed to pay Mr. Driscoll severance compensation of $325,000, and has the right to continue his medical and dental insurance for up to 12 months at the expense of up to approximately $12,000 to OXiGENE. OXiGENE accelerated the vesting of 80,000 shares of restricted stock granted to Mr. Driscoll on October 3, 2005 so that the restrictions on such shares lapsed on June 29, 2006. The value of such shares as of June 29, 2006 was $284,800. Mr. Driscoll had until December 31, 2006 to exercise 219,166 vested options to purchase OXiGENE common stock, valued at $780,000 (the number of options times the closing price of our common stock as of June 29, 2006), subject to any provisions of the applicable stock plan that would extend the exercise period for such options beyond December 31, 2006. In 2006, 140,000 options were exercised, resulting in a profit of approximately $225,500 to Mr. Driscoll. All unvested options terminated on June 29, 2006.

David Chaplin, Ph.D.

			Involuntary Not for
			Cause Termination
	Termination within	Voluntary	or Termination by
Executive Benefits and Payments	12 Months Following	Termination by	Executive with Good	For Cause
Upon Termination	Change in Control	Executive or Death	Reason	Termination

Base Salary	$325,000	$—	$325,000	$—
Acceleration of Vesting of Equity	100% for Restricted Stock	0%	0%	0%
Number of Stock Options and Value upon Termination	270,000	270,000	270,000	270,000
	$1,296,000	$1,296,000	$1,296,000	$1,296,000
Number of Shares of Vested Stock Received and Value upon Termination	125,000	65,000	65,000	65,000
	$600,000	$312,000	$312,000	$312,000

The information set forth above is described in more detail in the narrative following the Grants of Plan Based Awards table.

A “Change in Control” is defined in our 1996 Stock Incentive Plan and shall mean the occurrence during the term of the Plan of either of the following: (a) any “person” (as such term is used in Section 13(c) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the total voting power represented by the Company’s then outstanding voting securities; or (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

The CSO will be entitled to certain benefits as described in the table above if the CSO’s employment is terminated by the Company for reasons other than cause or by the CSO with good reason. “Cause” shall mean any of the following:

(a) the (i) continued failure by the executive to perform substantially his duties on behalf of OXIGENE if the executive fails to remedy that breach within ten (10) days of OXiGENE’s written notice to the executive of such breach; or (ii) material breach of any other provision of Dr. Chaplin’s employment agreement by the executive, if the executive fails to remedy that breach within ten (10) days of OXiGENE’s written notice to the executive of such breach; or

(b) any act of fraud, material misrepresentation or material omission, misappropriation, dishonesty, embezzlement or similar conduct against OXiGENE or any affiliate, or conviction of executive for a felony or any crime involving moral turpitude.

“Termination with Good Reason” shall mean termination following a material breach of Dr. Chaplin’s employment agreement by the Company, which breach remains uncured ten (10) days after written notice thereof is received by the Company.

James B. Murphy

			Involuntary Not for
			Cause Termination
	Termination within	Voluntary	or Termination by
Executive Benefits and Payments	12 Months Following	Termination by	Executive with Good	For Cause
Upon Termination	Change in Control	Executive or Death	Reason	Termination

Base Salary	$220,000	$—	$165,000	$—
Acceleration of Vesting of Equity	100% for Restricted Stock	0%	0%	0%
Number of Stock Options and Value upon Termination	—	—	—	—
	$—	$—	$—	$—
Number of Shares of Vested Stock Received and Value upon Termination	40,000	10,000	10,000	10,000
	$192,000	$48,000	$48,000	$48,000

The information set forth above is described in more detail in the narrative following the Grants of Plan Based Awards table.

A “Change in Control” is defined in our 1996 Stock Incentive Plan and shall mean the occurrence during the term of the Plan of either of the following: (a) any “person” (as such term is used in Section 13(c) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the total voting power represented by the Company’s then outstanding voting securities; or (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

The CFO will be entitled to certain benefits as described in the table above if the CFO’s employment is terminated by the Company for reasons other than cause or by the CFO with good reason. “Cause” shall mean any of the following:

(a) the (i) continued failure by the executive to perform substantially his duties on behalf of OXIGENE if the executive fails to remedy that breach within ten (10) days of OXiGENE’s written notice to the executive of such breach; or (ii) material breach of any other provision of Mr. Murphy’s employment agreement by the executive, if the executive fails to remedy that breach within ten (10) days of OXiGENE’s written notice to the executive of such breach; or

(b) any act of fraud, material misrepresentation or material omission, misappropriation, dishonesty, embezzlement or similar conduct against OXiGENE or any affiliate, or conviction of executive for a felony or any crime involving moral turpitude.

“Termination with Good Reason” shall mean termination following a material breach of Mr. Murphy’s employment agreement by the Company, which breach remains uncured thirty (30) days after written notice thereof is received by the Company.

Peter Harris, M.D.

Involuntary Not for
Cause Termination
	Termination within	Voluntary	or Termination by
Executive Benefits and Payments	12 Months Following	Termination by	Executive with Good	For Cause
Upon Termination	Change in Control	Executive or Death	Reason	Termination

Base Salary	$300,542	$—	$300,542	$—
Acceleration of Vesting of Equity	0%	0%	0%	0%
Number of Stock Options and Value upon Termination	—	—	—	—
	$—	$—	$—	$—
Number of Shares of Vested Stock Received and Value upon Termination	—	—	—	—
	$—	$—	$—	$—

The information set forth above is described in more detail in the narrative following the Grants of Plan Based Awards table.

A “Corporate Transaction” is defined in our 2005 Stock Plan and shall mean that the Company is to be consolidated with or acquired by another entity in a merger or sale of all or substantially all of the Company’s assets other than a transaction to merely change the state of incorporation.

The CMO will be entitled to certain benefits as described in the table above if the CMO’s employment is terminated by the Company for reasons other than cause or by the CMO with good reason. “Cause” shall mean any of the following:

(a) the (i) continued failure by the executive to perform substantially his duties on behalf of OXIGENE if the executive fails to remedy that breach within ten (10) days of OXiGENE’s written notice to the executive of such breach; or (ii) material breach of any other provision of Dr. Harris’ employment agreement by the executive, if the executive fails to remedy that breach within ten (10) days of OXiGENE’s written notice to the executive of such breach; or

(b) any act of fraud, material misrepresentation or material omission, misappropriation, dishonesty, embezzlement or similar conduct against OXiGENE or any affiliate, or conviction of executive for a felony or any crime involving moral turpitude.

“Termination with Good Reason” shall mean termination following a material breach of Dr. Harris’ employment agreement by the Company, which breach remains uncured thirty (30) days after written notice thereof is received by the Company.

Scott Young

Mr. Young’s employment as OXiGENE’s Vice President, Chief Operating Officer was terminated as of August 14, 2006. OXiGENE entered into a separation agreement with Mr. Young dated December 4, 2006, at which time the closing price of our common stock as listed on the Nasdaq Global Market was $4.92 per share. Pursuant to the separation agreement with Mr. Young, the Company agreed to severance compensation of $320,000, and Mr. Young has the right to continue his medical and dental insurance for up to 12 months at the expense of up to approximately $12,000 to OXiGENE. OXiGENE accelerated the vesting of 30,000 shares of restricted stock granted to Mr. Young on October 3, 2005 so that the restrictions on such shares lapsed on December 4, 2006. The value of such shares as of December 4, 2006 was $147,600. Mr. Young had until December 31, 2006 to exercise 40,000 vested options to purchase OXiGENE common stock, valued at approximately $128,000 (the number of options times the closing price of our common stock as of August 14, 2006), subject to any provisions of the applicable stock plan that would extend the exercise period for such options beyond December 31, 2006. In 2006, Mr. Young exercised 25,000 options, resulting in a profit of approximately $30,000 to Mr. Young. All unvested options terminated on August 14, 2006.

Director Compensation

The following table shows the total compensation paid or accrued during the fiscal year ended December 31, 2006 to each of our directors.

	Fees Earned or	Stock	Option	All Other
	Paid in Cash	Awards	Awards	Compensation	Total
Name	($)	($)	($)	($)	($)

Joel-Tomas Citron	$268,658	$—	$—	$—	$268,658
Richard Chin(1)	$28,667	$—	$—	$—	$28,667
David Chaplin	$—	$—	$—	$—	$—
Arthur Laffer	$53,500	$—	$—	$—	$53,500
William Shiebler	$44,500	$—	$—	$—	$44,500
Per-Olof Söderberg	$38,500	$—	$—	$—	$38,500
J. Richard Zecher	$38,500	$—	$—	$—	$38,500

(1)	Represents fees earned by Richard Chin while a member of OXiGENE’s Board of Directors. Effective July 6, 2006, Mr. Chin was appointed as the Company’s President and Chief Executive Officer, and accordingly he no longer is compensated for his service as a member of the Board.

The following is a description of the standard compensation arrangements under which our directors are compensated for their service as directors, including as members of the various Committees of our Board.

Fees.  Prior to fiscal 2003, directors received no cash compensation for serving on our Board of Directors or committees thereof. In July 2003, our directors adopted a director compensation plan. Under this plan, non-employee directors receive an annual retainer of $25,000 plus $1,500 for attendance at each Board meeting. In addition, each Board Committee chairman receives an annual retainer of $7,500, and each Committee member receives $1,000 for attendance at each Committee meeting. In lieu of the fees described above, Mr. Joel Citron, the Chairman of our Board of Directors, receives $200,000 plus expenses annually under his employment agreement. A detailed description of Mr. Citron’s employment agreement is provided on page 20 of this proxy statement.

Equity Incentives.  Under the terms of our 2005 Stock Plan, directors may be granted shares of common stock, stock-based awards and/or stock options to purchase shares of common stock. In 2006, none of our directors received a grant of options or restricted stock. On July 6, 2006, Dr. Chin was awarded an option to purchase 250,000 shares of our common stock. These options vest in equal annual amounts over a four year period, beginning on the first anniversary of the date of grant. The exercise price was the closing price of our common stock on the Nasdaq Global Market on the date of grant.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain aggregate information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2006.

	(a)	(b)	(c)
Number of Securities
	Number of Securities		Remaining Available
	to be Issued	Weighted-Average	for Future Issuance
	Upon Exercise of	Exercise Price of	Under Equity Compensation
	Outstanding Options,	Outstanding Options,	Plans (Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))

Equity compensation plans approved by security holders (the 1996 Stock Incentive Plan)	1,198,000	$6.90	—
Equity compensation plans approved by security holders (the 2005 Stock Plan)	434,000	$3.94	1,813,250
Equity compensation plans not approved by security holders	—	—	—

Total	1,632,000	$6.11	1,813,250

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit Committee reviews and approves in advance all related-party transactions.

David Chaplin Consulting Agreement.  In April 2001, we entered into a consulting agreement with David Chaplin Consultants Ltd., a company organized under the laws of the United Kingdom, of which David Chaplin, our Chief Scientific Officer and Head of Research and Development, is the sole stockholder. Pursuant to the agreement, we pay David Chaplin Consultants Ltd. consulting fees. Such consulting fees equaled $120,000 each in the fiscal years ended December 31, 2006, 2005 and 2004 and is included in the Summary Compensation Table above as Salary.

Per-Olof Söderberg Promissory Note.  On November 13, 2006, Mr. Söderberg surrendered 20,000 shares of restricted common stock to us in satisfaction of his obligations under a promissory note dated as of November 13, 2000.

EXPENSES OF SOLICITATION

We will bear the costs of soliciting proxies from our stockholders. We will make this solicitation by mail, and our directors, officers and employees may also solicit proxies by telephone or in person, for which they will receive no compensation other than their regular compensation as directors, officers or employees. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to beneficial owners of our voting securities. We will reimburse these brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses that are incurred by them.

CODE OF CONDUCT AND ETHICS

We have adopted a code of conduct and ethics that applies to all of our employees, including our Chief Executive Officer and Chief Financial Officer. The text of the code of conduct and ethics has been filed as an exhibit to our Annual Report on Form 10-K. Disclosure regarding any amendments to, or waivers from provisions of the code of conduct and ethics that apply to our directors, principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting of such amendments or waivers is then permitted by the rules of the Nasdaq Stock Market.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

Your eligibility as a stockholder to submit proposals and director nominations, the proper subjects of such proposals and other issues governing stockholder proposals and director nominations are regulated by the rules adopted under Section 14 of the Exchange Act. To be considered for inclusion in the proxy statement relating to our annual meeting of stockholders to be held in 2008 stockholder proposals and nominations must be received no later than January 12, 2008. If we do not receive notice of any matter to be considered for presentation at the annual meeting, although not to be included in the Proxy Statement, between February 26, 2008 and March 27, 2008 management proxies may confer discretionary authority to vote on the matters presented at the annual meeting by a stockholder in accordance with Rule 14a-4 under the Exchange Act. All stockholder proposals should be marked for the attention of The President, OXiGENE, Inc., 230 Third Avenue, Waltham, Massachusetts 02451.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

ANNUAL REPORT

A copy of our Annual Report to Stockholders for the fiscal year ended December 31, 2006 is being provided to each of our stockholders with this Proxy Statement. Additional copies may be obtained without charge by writing to OXiGENE, Inc., 230 Third Avenue, Waltham, Massachusetts 02451, Attention: Investor Relations.

Waltham, MA
April 27, 2007

0	▪
OXiGENE, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD ON WEDNESDAY JUNE 13, 2007
The undersigned hereby appoints Richard Chin and James B. Murphy, and each of them (with full power to act alone), proxies, with full power of substitution, to vote all shares of common stock of OXiGENE, Inc., a Delaware corporation (the “Company”), owned by the undersigned at the 2007 Annual Meeting of Stockholders of the Company to be held at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., located at One Financial Center, Boston, MA 02111, on June 13, 2007, at 11:00 a.m., local time, and at any and all adjournments or postponements thereof.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED AND, IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NAMED NOMINEES. IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OF THE MEETING.
THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE PROXY STATEMENT FURNISHED HEREWITH.
PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE TAKING OF A VOTE ON THE MATTERS HEREIN.
(Continued and to be signed on reverse side.)

▪	14475	▪

ANNUAL MEETING OF STOCKHOLDERS OF
OXiGENE, INC.
230 Third Avenue
Waltham, MA 02451
June  13, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â Please detach along perforated line and mail in the envelope provided. â

■	20700000000000000000 1	061307

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH DIRECTOR NOMINEE.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE
☒

1.	Election of Directors:
☐		NOMINEES:
	FOR ALL NOMINEES	¡	Joel-Tomas Citron
		¡	David Chaplin, Ph.D.
☐	WITHHOLD AUTHORITY	¡	Richard Chin, M.D.
	FOR ALL NOMINEES	¡	Arthur B. Laffer, Ph.D.
		¡	William N. Shiebler
☐	FOR ALL EXCEPT (See Instructions below)	¡	Per-Olof Söderberg
		¡	J. Richard Zecher, Ph.D.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.